UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 5, 2016
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

40 Marcus Drive, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 760-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 5, 2016, BioRestorative Therapies, Inc. (the "Company") borrowed $100,000 from Robert Catell, a director of the Company.  The promissory note evidencing the loan (the "Catell Note") provides for the payment of the principal amount, together with interest at the rate of 10% per annum, on February 5, 2017 (the "Catell Maturity Date").  In the event that, prior to the Catell Maturity Date, the Company receives net proceeds of $10,000,000 from a single equity or debt financing (as opposed to a series of related or unrelated financings), Mr. Catell has the right to require that the Company prepay the amount due under the Catell Note (subject to the consent of the party that provided the particular financing).  In consideration of the loan, the Company issued to Mr. Catell a five year warrant for the purchase of 8,000 shares of common stock of the Company at an exercise price of $4.00 per share.  Between March 2016 and May 2016, Mr. Catell purchased an aggregate of 50,000 shares of common stock of the Company at a purchase price of $4.00 per share.  In consideration of the purchases, the Company issued to Mr. Catell five year warrants for the purchase of an aggregate of 50,000 shares of common stock of the Company at an exercise price of $5.00 per share.

On August 5, 2016, the Company issued a promissory note to a nonaffiliated lender in the principal amount of $242,000 (the "Lender Note").  The Lender Note, which is non-interest bearing (subject to the occurrence of an event of default) and is payable on February 4, 2017, was issued for cash consideration of $200,000.  The Lender Note is prepayable at the option of the Company at a discount of $20,000 in the event it is paid in full no more than 90 days from the date of its issuance or $10,000 in the event it is paid in full no more than 135 days from the date of its issuance.  The Lender Note is subject to acceleration in the event of, among other events, a change in control of the Company.  In the event that the lender accelerates the Company's payment obligation following an event of default, the Company will be obligated to pay 110% of the outstanding principal balance of the Lender Note, together with interest, fees and charges, as provided for in the Lender Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: August 11, 2016	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer